EXHIBIT 10.2


                    SETTLEMENT AGREEMENT AND GENERAL RELEASE

         This Final Settlement and Release of Claims (the "Final Agreement") is entered into this 30th day of September, 1997, by and between U.S. DIAGNOSTIC INC., a Delaware corporation ("USD") and JEFFREY GOFFMAN, an individual ("GOFFMAN").

                                    RECITALS

         A. WHEREAS, GOFFMAN acted as a senior executive officer and director of USD from the date of its initial public offering in October 1994 and was employed by USD pursuant to a written agreement dated August 1994, which was amended in writing as of October 1, l995; and

         B. WHEREAS, in or about January 1997, certain shareholders of USD filed multiple complaints (the "Complaints") against USD in the United States District Court for the Southern District of Florida alleging that USD, GOFFMAN, and others had violated certain securities laws by failing to make certain disclosures regarding the background of Keith Greenberg, who acted through Coyote Consulting as a consultant to USD; and

         C. WHEREAS, on or about February 3, l997 GOFFMAN voluntarily agreed to be placed on administrative leave from USD while the matters alleged in the Complaints were investigated by a Special Committee of USD's Board of Directors, and GOFFMAN's employment by USD was subsequently terminated; and

         D. WHEREAS, on or about July 11, l997, GOFFMAN and USD entered into a Settlement Agreement and General Release (the "First Agreement") resolving claims pertaining to GOFFMAN's employment and reserving for future adjudication other claims specifically described in the First Agreement (the "Non-Released Claims"); and

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         E. WHEREAS, pursuant to the First Agreement, an escrow was established
(hereafter, the "Escrow") for the purpose of providing a source of recovery in the event USD ultimately recovered a judgment against GOFFMAN on any of the Non-Released Claims, and was funded with the deposit, or agreement to deposit 220,000 shares of USD Common Stock and options to purchase 100,000 additional shares of USD Common Stock at an exercise price of $5.125; and

         F. WHEREAS, as further consideration for the First Agreement, USD agreed to pay GOFFMAN the sum of $300,000 of which $33,333.44 was paid in cash at the time of execution and the balance was represented by a promissory note (the "Note") payable in sixteen (16) equal monthly installments of $16,666.66 each, due on the first day of each month commencing on August 1, 1997; and

         G. WHEREAS, fourteen monthly payments remain owing under the Note, commencing with the payment coming due October 1, 1997; and

         H. WHEREAS, the parties desire to resolve all remaining disputes and differences between them and to provide for the dissolution and distribution of the Escrow.

                               TERMS OF AGREEMENT

         NOW, THEREFORE, in consideration of the covenants, representations and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, and each of them, agree as follows:

         1. DEFINITIONS. As used in this Final Agreement, the following terms shall have the meanings indicated below:

                  (a) "CLAIMS" refers to and includes all claims, demands, rights, causes of


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action, rights of action, rights of subrogation, rights of indemnity, rights to reimbursement, rights to payment, damages, liens and remedies of every kind or nature whatsoever, whether at law, in equity, or otherwise, which are owned or held by the parties to this Final Agreement, and whether or not the same are known to the parties at the time of their execution of this Final Agreement.

                  (b) "OBLIGATIONS" refers to and includes all obligations, duties, liabilities, damages, expenses and debts of every kind and nature whatsoever, owed by or to the parties to this Final Agreement, whether or not the same are known to the parties at the time of their execution of this Final Agreement.

                  (c) "USD" refers to U.S. Diagnostic Inc., and its subsidiaries and affiliates and their respective past and present officers, directors, stockholders, employees, attorneys, successors, and assigns.

                  (d) "GOFFMAN" refers to Jeffrey A. Goffman and his heirs, representatives, successors and assigns.

                  Incorporating the definitions set forth above, the parties hereto agree as follows:

         2.        GENERAl

                           (a) It is understood that this Agreement does not
constitute an admission by any of the parties of any wrongdoing or the existence or breach of any OBLIGATIONS whatsoever. Moreover, each of the parties specifically denies having engaged in any wrongdoing and denies the existence of any OBLIGATIONS or the validity of any CLAIMS asserted against him or it in the Complaints or elsewhere.

                           (b) The parties are entering into this Agreement for
the purpose of

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fully and completely settling all differences between them and in the interest of saving themselves the costs and vexation of further legal proceedings.

                           (c) There are no intended third party beneficiaries
to this Final Agreement.

         3.       SETTLEMENT CONSIDERATION

                           (a) VESTING OF SHARES IN ESCROW. The Parties hereto
acknowledge that, at present, 90,000 of the 220,000 shares placed in Escrow are vested and the remaining 130,000 shares would ordinarily vest 65,000 shares on May 1, 1998, and 65,000 shares on May 1, 1999. As part of this Settlement, USD agrees to vest the 130,000 remaining shares immediately upon full execution of this Final Agreement. USD will provide to any broker identified by GOFFMAN written confirmation that all such shares have vested.

                           (b) CASH PAYMENT BY GOFFMAN. GOFFMAN agrees to pay
to USD the sum of $850,000 cash upon the earlier of (i) forty-five (45) days from the date the Escrow Agent receives share certificates representing the entire 220,000 shares to be held in Escrow or (ii) the receipt of proceeds from any sale or financing of any securities which are part of the Escrow.

                           (c) NOTE FORGIVENESS. GOFFMAN agrees to forgive, and
USD shall not be required to pay, the next nine (9) payments which would otherwise be owing under the Note, totalling $150,000 and commencing with the payment which would otherwise be due on October 1, 1997. Payments under the Note will resume as scheduled on July 1, 1998 and will continue through the final payment due on November 1, 1998.

                           (d) ONGOING COOPERATION

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                           (i) GOFFMAN shall cooperate fully with counsel for
USD in the defense of any litigation or threatened litigation involving USD and shall, upon reasonable prior notice, make himself available during normal business hours to the Company and/or its attorneys for meetings, preparation, document review or testimony. Nothing in this provision shall be deemed to require GOFFMAN to waive any applicable privilege. GOFFMAN shall also make himself available, upon reasonable prior notice during normal business hours, to USD and/or its counsel to provide historical information and answer other questions related to USD's operations so as to facilitate the management transition of USD. Any reasonable out of pocket costs incurred by GOFFMAN in making himself available as provided in this paragraph shall be borne by USD.

                           (ii) USD shall execute such documents as may be
reasonably necessary to evidence its agreement to release the securities held in Escrow, conditioned upon its receipt of the cash payment described in subparagraph 3(b) and on condition that no proceeds from the sale or pledge of such securities may be released to GOFFMAN until such payment has been made. USD shall provide such written instructions to the Escrow Agent as may be necessary to permit the sale or margining of the securities held in Escrow, subject to such conditions and upon receipt of the payment set forth in paragraph 3(b), shall notify the Escrow Agent to release to GOFFMAN any securities remaining in the Escrow. Upon execution of this Final Agreement, USD shall notify the Securities and Exchange Commission of the satisfactory resolution of its disputes with GOFFMAN and of the terms of this Final Agreement.

                            (e) ADVANCEMENT OF FEES. The Company reaffirms the
scope of its prior agreement to advance legal fees and expenses incurred by GOFFMAN in connection with


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certain shareholder class actions now or previously pending in the United States
District Court for the Southern District of Florida and other matters in which he may require and be legally entitled to legal representation in connection with actions undertaken by him as an officer, employee or director of US Diagnostic. This provision is intended to reaffirm, but not to expand in any way, the scope of indemnification obligations as established by the Company's Bylaws and Delaware law. It is expressly understood and agreed that USD shall have no obligation to indemnify any fine, sanction, penalty, award, judgment or liability imposed upon GOFFMAN by the Securities and Exchange Commission or any other regulatory body.

                           (i) REPRESENTATIONS AND WARRANTIES.

                                    (a) USD hereby represents and warrants as
follows:

                                            (i) The 220,000 shares of Common
Stock which are the subject of the Escrow were granted to GOFFMAN pursuant to the terms of the 1993 Employee Stock Option Plan or the 1995 Employee Stock Option Plan each of which is the subject of a currently effective S-8 Registration Statement filed by USD with the SEC.

                                            (ii) It has the full power and
authority to execute, deliver and perform this Final Agreement and to take the actions provided for herein. It has duly authorized the execution, delivery and performance of this Final Agreement, which, when executed and delivered by GOFFMAN, will constitute legal, valid and binding obligations of USD, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors' rights generally and by equitable principles of general application (regardless or whether considered in a proceeding in equity or at law) and the discretion of the


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court before which any such proceeding may be brought;

                                            (iii) Neither the execution and
delivery of this Final Agreement, nor the fulfillment of, or compliance with, its terms will result in a breach of any of the terms, conditions or provisions of its charter or by-laws or any material agreement or instrument to which it is now a party or by which it is bound or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which it or its property is subject;

                                             (iv) No consent, approval,
authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by it of this Final Agreement.

                                            (v) There is no currently pending
litigation which would prevent USD from entering into or performing its obligations under the terms of this Agreement.

                                    (b) GOFFMAN hereby represents and warrants
as follows:

                                            (i) He has the full power and
authority to consummate all transactions required of him by this Final Agreement. He has duly executed and delivered this Final Agreement which, when duly authorized, executed and delivered by USD, will constitute legal, valid and binding obligations of GOFFMAN, enforceable against him in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors' rights generally and by equitable principles of general application (regardless of whether considered in a proceeding in equity or at law) and the discretion of the court before which any such proceeding may be brought;

                                            (ii) Neither the execution and
delivery of this Final


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Agreement nor the consummation of the transactions required of him herein, nor the fulfillment of, or compliance with its terms and conditions will conflict with, or result in, a breach of any of the terms, conditions or provisions of any material agreement or instrument to which he is now a party or by which he is bound or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which he or his property is subject;

                                             (iii) No consent, approval,
authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by him of, or compliance by him with, this Final Agreement.

                                            (iv) There is currently no pending
litigation which would prevent GOFFMAN from entering into or performing his obligations under this Final Agreement.

         4.       RELEASES.

                           (a) GOFFMAN and USD agree to and do hereby fully,
finally and forever release, quitclaim and discharge each other from any and all CLAIMS and/or OBLIGATIONS, known or unknown, at law or in equity, which they may now or hereafter have or claim to have had against each other, regardless of when arising up to the date of execution of this Final Agreement, including, but without limiting the generality of the foregoing, any and all matters arising out of or in any manner whatsoever connected with the Non-Released Claims.

                            (b) Without limiting the generality of the
foregoing, the parties acknowledge and agree that among those CLAIMS and OBLIGATIONS released are those


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arising under the laws of the United States and the laws of any State of the
United States (including but not limited to the laws of Florida, Delaware and New York).

                           (c) The parties acknowledge and agree that the
Releases contained herein are general in nature and the parties expressly waive and assume the risk of any and all CLAIMS or OBLIGATIONS which exist as of the date of this Final Agreement but which they do not know or suspect to exist as of the date of this Final Agreement, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect their decision to enter into this Final Agreement. The parties agree that the release set forth in this Agreement is a full and final release applying to all unknown and unsuspected CLAIMS and OBLLIGATIONS but that it shall not apply to release CLAIMS based solely on events occurring after the date of execution of this Final Agreement, or CLAIMS based upon a breach of the terms of this Final Agreement.

                           (d) The Releases set forth in this paragraph 4 shall
automatically become effective upon receipt by USD of the $850,000 payment set forth in paragraph 3(b) and shall not be effective until such time.

                  5. SUCCESSORS AND ASSIGNS. All agreements, acknowledgments, declarations, representations, understandings, promises, warranties, authorizations and instructions made, and all understandings expressed by the parties hereto, and each of them, in this Final Agreement and all benefits accruing under this Final Agreement apply to and bind their respective makers as well as their heirs, officers, directors, employees, attorneys, affiliates, subsidiaries, predecessors, successors and assigns.

                  6. MODIFICATIONS. This Final Agreement may not be modified except by a


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writing signed by GOFFMAN and USD or their duly authorized representatives.

                  7. COUNTERPARTS. This Final Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

                  8. COMPETENCY OF PARTIES. The parties, and each of them acknowledge, warrant, represent and agree that in executing and delivering this Final Agreement, they do so freely, knowingly and voluntarily, that they have discussed its terms and implications with their legal counsel, that they are fully aware of the contents and effect thereof, and that such execution and delivery is not the result of any fraud, duress, mistake or undue influence whatsoever.

                  9. VOLUNTARY EXECUTION OF AGREEMENT. The parties, and each of them, have freely and voluntarily executed this Final Agreement and are not acting under coercion, duress, menace, economic compulsion, or because of any purported disparity in bargaining power; rather, GOFFMAN and USD are freely and voluntarily signing this Final Agreement for each's own benefit.

                  10. REPRESENTATION BY COUNSEL. GOFFMAN and USD acknowledge that they have been represented in the negotiations for, and in the preparation of, this Final Agreement by counsel of their own choosing; that they have read this Final Agreement or have had it read to them by their counsel; and that they are fully aware of and understand its contents and legal effect. Accordingly, this Final Agreement shall not be construed against any party, and the usual rule of construction that an agreement is construed against the party which drafted it shall not apply.

                  11. AUTHORITY. The person executing this Final Agreement on behalf of USD


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hereby warrants that he has such authority and that the terms of this Final
Agreement were duly approved by the USD Board of Directors at a regularly conducted meeting.

                  12. MISTAKE IN FACTS OR LAW. The parties acknowledge and understand that both the facts and the law pertaining to and giving rise to this Final Agreement may hereafter turn out to be different than they now believe. The parties expressly assume the risk of any such difference in facts or law and agree that this Final Agreement shall continue in full force and effect notwithstanding any such difference.

                  13. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, if delivered personally or by telecopy, or five days after being mailed, if mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                  (a)      if to GOFFMAN:

                           Jeffrey Goffman
                           1116 Highland Beach Drive
                           Highland Beach, FL  33487
                           Telephone:  (561) 266-0050
                           Telecopy:  (561) 243-1144

                           with a copy to:
                           Andrew J. Levander, Esq.

                           Shereff, Friedman, Hoffman & Goodman, LLP
                           919 Third Avenue
                           New York, New York  10022
                           Telephone:  (212) 758-9500
                           Telecopy:  (212) 758-9526

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                  (b)      if to USD:

                           U.S. Diagnostic Inc.
                           777 South Flagler Drive
                           West Palm Beach, FL  33401
                           Telephone:  (561) 832-3972
                           Telecopy:  (561) 833-8391
                           Attention:  President

                  14. ENTIRETY OF AGREEMENT. The parties hereto acknowledge and agree that this Final Agreement constitutes and contains the entire agreement and understanding concerning the subject matter hereof and supersedes and replaces all prior negotiations and proposed agreements, whether written or oral. This Final Agreement supplements, and shall be read in conjunction with the First Agreement and the other documents referenced therein. The parties, and each of them, warrant that no other party or any agent or attorney of any other party has made any promise, representation or warranty whatsoever not contained herein to induce them to execute this Final Agreement. The parties, and each of them, represent that they have not executed this instrument or the other documents referred to herein in reliance on any promise, representation or warranty not contained herein.

                  15. EFFECTIVE DATE OF AGREEMENT. This Final Agreement shall become effective immediately upon the execution hereof by each of the parties below.

                  16. HEADINGS. The various headings in this Final Agreement are inserted for convenience only and shall not be deemed a part of or in any manner affect this Final Agreement or any provision hereof.

                  17. BREACH OF THE AGREEMENT. In the event of a breach of any provision of this Final Agreement, the prevailing party shall be entitled to recover all provable damages, consequential or otherwise, in addition to such other remedies as may be available under this


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Final Agreement, at law or in equity.

                  18. SEVERABILITY. Should any part, term or provision of this Final Agreement be declared or determined by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, that term or provision shall be deemed stricken from this Final Agreement and all of the other parts, terms and provisions of this Final Agreement shall remain in full force and effect to the fullest extent permitted by law.

                  19. TAXES. The parties hereto agree that any federal, state or local tax that may be owed or payable by each of them in connection with this Final Agreement shall be the sole and exclusive responsibility of each such party. Each party hereto also acknowledges that no opposing party to this Agreement, nor counsel for any such opposing party, has provided it with any advice concerning the tax consequences of this Final Agreement or any other legal or factual issue whatsoever.

                  20. ABSENCE OF ENCUMBRANCES. The parties hereto represent and warrant that no person, entity or attorney has any lien rights in or relating to the matters covered by this Final Agreement, the CLAIMS or OBLIGATIONS they are releasing pursuant to this Final Agreement, or the consideration they are to receive pursuant to this Final Agreement. Any party who breaches this warranty shall fully indemnify the other party affected thereby including but not limited to reimbursement of the costs of defending any CLAIMS brought by third parties. Any party damaged by such breach is expressly granted the right to select its own counsel and control the manner in which the defense of any such CLAIM is conducted.

                  21. ATTORNEYS' FEES. In the event of any dispute regarding this Final Agreement, the prevailing party shall be entitled to recover its attorneys' fees, costs and all


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related expenses.

                  22. FLORIDA LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

                  BY AFFIXING HIS SIGNATURE BELOW, EACH OF THE PERSONS SIGNING THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE REPRESENTS THAT HE HAS READ AND UNDERSTANDS THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE, THAT HE IS AUTHORIZED TO SIGN THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE, AND THAT THE PARTY ON BEHALF OF WHOM HE SIGNS THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE AGREES TO BE BOUND BY ITS TERMS.

Date:    ____________________, l997            _________________________
                                                   Jeffrey A. Goffman

                                                   U.S. DIAGNOSTIC INC.

Date:     ___________________, l997         By:_________________________
                                               Joseph A. Paul, President

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